Exhibit 99.1

For Immediate Release

YOUBET.COM REPORTS RESULTS FOR THE THREE AND SIX-
MONTH PERIODS ENDED JUNE 30, 2009

Company Progresses Despite Economic Headwinds

Second Quarter 2009 Highlights

•	Second quarter 2009 Youbet Express handle increased $14.7 million, or 13%, over the prior-year period

•	Second quarter 2009 revenue increased 3% to $30.2 million, an improvement of $0.9 million over the prior-year period

•	Second quarter 2009 Youbet Express EBITDA from continuing operations[1] increased 2% year-over-year to $3.1 million

•	Average number of weekly unique wagerers increased 7% year-over-year

•	Average handle per unique weekly wagerer increased 5% year-over-year

Burbank, CA, August 12, 2009 – Youbet.com, Inc. (NASDAQ: UBET) today announced results for the three and six-month periods ended June 30, 2009.  For the second quarter 2009, diluted earnings per share were $0.03, versus diluted earnings per share of $0.05 in the prior-year period.

Youbet President and Chief Executive Officer David Goldberg commented, “In spite of the economic downturn and industry turmoil, which included reduced racing days at premium tracks, Youbet Express posted impressive gains in several important metrics.  Youbet Express saw another quarter of double-digit handle gain and revenue continued to increase in the face of the weak economy and industry.  Specifically, during the second quarter, we saw a 13% increase in handle, driven by a 7% increase in unique wagerers on a weekly basis and a 5% increase in the average amount wagered by them over the second quarter of 2008.  We continue to explore new and unique marketing initiatives which have resulted in our continued gain of market share and share of customer’s wallet. There is no better time to improve market share than in difficult economic times.  The negative external factors took a harder toll on the United Tote business, which is more exposed to overall industry trends, such as year-over-year industry handle drops of 11% in the second quarter, and 17% in June alone, according to Equibase.”

Mr. Goldberg continued, “Overall industry softness may continue in the back half of the year as Equibase has reported a year-over-year decline of 13.4% in industry handle for the month of July.  We continue to see weakness across the consumer and gaming sector in particular, which has impacted the horse racing industry.  Although the ADW business continues to grow within the industry, we remain diligent in managing expenses, while at the same time pursuing growth opportunities for our Youbet Express platform.  Growth initiatives include customer acquisition, adding content – including international expansion and development of simplified wager opportunities to attract new customers to racing – and improving the customer experience through new and innovative products like MyROI, which are aimed at improving our share of a customer’s wagering wallet.  In addition, we continue to actively support the process in Washington, D.C. concerning pro-gaming legislation.”

1 EBITDA from continuing operations is not a measure of financial performance prepared in accordance with GAAP. For a reconciliation of this measure with net income (loss) from continuing operations, the most directly comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Segment Results

	Youbet Express			United Tote
	Three months ended June 30,			Three months ended June 30,
(in 000's)	2009	2008	% Change	2009	2008	% Change

Revenue (1)	$24,618	$22,613	8.9%	$5,769	$6,946	(16.9%)
Gross profit (2)	8,304	8,732	(4.9%)	1,888	2,946	(35.9%)
Operating expenses	5,738	6,105	(6.0%)	2,598	2,944	(11.8%)

Income (loss) from continuing operations
before other income (expense) and income tax	$2,566	$2,627	(2.3%)	$(710)	$2	NM

Gross profit margin	33.7%	38.6%		32.7%	42.4%

(1) Revenues exclude intersegment eliminations of $0.2 million in 2009 and $0.3 million in 2008, respectively.

(2) Gross profit for Youbet Express is commissions and other revenues less track fees, licensing fees, and network operations.
Gross profit for United Tote is total contract revenues and equipment sales less contract costs and equipment costs. Each line item is calculated in accordance with GAAP and presented on the condensed consolidated statements of operations data included with this release.

Total revenue at Youbet Express for the three-month period ended June 30, 2009 rose 9% year-over-year to $24.6 million.  Gross profit at Youbet Express in the second quarter of 2009 was down 5% from the prior-year period, primarily due to higher track fees, which more than offset increased revenue, and an increase in player incentives.  Income from continuing operations before other income (expense) and income tax at Youbet Express was $2.6 million during the second quarter of 2009, down 2% from the second quarter of 2008, as the increase in track fees and player incentives was mostly offset by increased revenue and a $0.4 million decline in operating expense.  The decrease in operating expenses was a result of a significant decline in general and administrative expenses in the quarter, partially offset by increases in consulting and marketing expenditures associated with customer retention activities, customer acquisition, including the re-launch of our ‘live racing’ content on CBSSportsline.com and ESPN.com, and new product development and promotion including MyROI, xStreamAV® and Conditional Wagering.  EBITDA from continuing operations at Youbet Express in the second quarter of 2009 was $3.1 million, an increase of 2% over the second quarter of 2008,

For the second quarter of 2009, total revenue at United Tote declined 17%, primarily as a result of contract losses and lower handle on existing contracts.  The decrease in revenue was somewhat mitigated by a $0.3 million year-over-year decrease in operating expenses.  United Tote’s loss from continuing operations before other income (expense) and income tax for the second quarter of 2009 was $0.7 million, compared to being breakeven in the second quarter of 2008.  EBITDA from continuing operations at United Tote in the second quarter of 2009 was $0.7   million, a decline of 56% compared to the second quarter of 2008,

(in 000's, except per share amounts)	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change
Total revenue	$30,184	$29,239	$945	$58,609	$53,750	$4,859
Gross profit (1)	10,192	11,678	(1,486)	19,933	21,265	(1,332)
Income from continuing operations	1,455	2,229	(774)	2,636	3,412	(776)
Income (loss) from discontinued operations (2)	(2)	(213)	211	(18)	(622)	604
Net income	$1,453	$2,016	$(563)	$2,618	$2,790	$(172)

Diluted income (loss) per share	2009	2008	Change	2009	2008	Change

Income from continuing operations	$0.03	$0.05	$(0.02)	$0.06	$0.08	$(0.02)
Income (loss) from discontinued operations	0.00	0.00	0.00	(0.00)	(0.01)	0.01
Net income per common share	$0.03	$0.05	$(0.02)	$0.06	$0.07	$(0.01)

Youbet Express handle	$128,448	$113,779	$14,669	$252,429	$209,245	$43,184

(1) Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with accounting principles generally accepted in the United States (GAAP) and as presented on the condensed consolidated statements of operations included with this release.

(2) Effective February 15, 2008, Youbet ceased operations at International Racing Group (IRG), and accordingly, has accounted for such operations retroactively as discontinued operations.

Second Quarter 2009 Operating Results

The following table summarizes the key Youbet Express components of revenue in the three-month periods ended June 30, 2009 and 2008.

	Three Months Ended June 30,
	2009	2008	Change
	(in thousands, except for Yield)

Youbet Express
Total Wagers (Handle)	$128,448	$113,779	12.9%
Commissions from Handle	23,952	21,792	9.9%
Other Revenue	666	821	(18.9%)
Total Revenue	24,618	22,613	8.9%
Net Track Revenue (1)	$8,823	$9,215	(4.3%)
Yield (2)	6.9%	8.1%	-120 bps

	Handle
Handle Detail	(in thousands)

2Q08 Handle	$113,779
2Q08 Lost Track Content (3)	(184)
2Q09 New Content	24,605
2Q08 Same-track and same-state (4)	138,200
2Q09 Primarily same-track change	(9,752)
2Q09 Handle	$128,448

(1)	Net track revenue is calculated as commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)	Yield is defined as net track revenue as a percentage of handle. The decrease in Youbet Express yield for the three-month period ended June 30, 2009 compared to the prior-year period was due to new agreements with certain racetracks that reduced Youbet Express's yield. Management believes that yield is useful to evaluate profitability. Yield should not be considered an alternative to operating income or net income as indicators of financial performance, and may not be comparable to similarly titled measures used by other companies.

(3)	Represents handle wagered in the second quarter of 2008 on tracks that were not available on the Youbet Express platform.

(4)	Estimated handle wagered in the second quarter of 2008 on tracks that Youbet Express received content on in the second quarter of 2009 to provide a same-track comparison.

Total revenue in the second quarter of 2009 was $30.2 million, an increase of 3% from $29.2 million in the prior-year period.

Youbet Express revenue was $24.6 million, up 9% from second quarter 2008 based on handle of $128.4 million, an increase of 13% from the prior-year period.  Youbet Express yield in the second quarter of 2009 was 6.9%, a decline of 120 basis points from the prior-year period primarily due to adding content in the quarter from lower-yielding tracks and an increase in player incentives.

The increase in handle was attributable to the return of TrackNet content and the addition of new content, partially offset by a decrease in handle on existing tracks. Youbet Express handle attributable to new content was $24.6 million, while same-track and same-state handle decreased $9.8 million, or 9%, from the second quarter of 2008 due to the overall economy and fewer racing days at several racetracks.  Lost track content was $0.2 million and is defined as content offered on the Youbet Express platform during the second quarter of 2008 that did not return in the second quarter of 2009.

For the second quarter of 2009, contract revenue at United Tote of $5.7 million was down 14% from the prior-year period, while equipment sales were down $0.3 million.  Contract costs were comparable with the prior-year period at $3.8 million, as decreases in communication, ticket paper and travel-related costs were offset by increases in equipment rental and repairs and maintenance costs.  Gross profit for the second quarter of 2009 declined 36% over the prior-year period to $1.9 million, with gross profit margin falling to 32.7% from 42.4% as a result of the reduction in contract revenue.

Total operating expenses associated with continuing operations for the three months ended June 30, 2009 were $8.3 million, a decrease of $0.7 million from the prior-year period.    Research and development costs of $0.8 million were down $0.1 million from the same period in 2008.  Sales and marketing costs of $1.5 million were up $0.3 million, or 28%, from 2008 levels due to recent initiatives undertaken in relation to new content and customer acquisition activities.  General and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $4.3 million in the second quarter of 2009, a decrease of $0.7 million, or 14%, from the second quarter of 2008.  Excluding one-time severance costs of approximately $0.8 million in the second quarter of 2008, total general and administrative expenses were comparable with the prior-year period.    Depreciation and amortization expense of $1.8 million declined $0.2 million compared to the second quarter of 2008.

EBITDA from continuing operations in the second quarter of 2009 was $3.8 million, down from $4.5 million in the second quarter of 2008.

For the second quarter of 2009, income from continuing operations, which includes Youbet Express and United Tote, was $1.5 million, or $0.03 per diluted share, compared to $2.2 million, or $0.05 per diluted share, in the prior-year period.

First Half 2009 Operating Results

Total revenue for the six months ended June 30, 2009 increased 9% to $58.6 million from $53.8 million in the prior-year period.

Youbet Express revenue for the six months ended June 30, 2009 increased 16% from the prior-year period to $48.7 million, based on handle of $252.4 million – a 21% rise from the comparable period in 2008.  Youbet Express yield for the six months ended June 30, 2009 was 7.1%, a decline of 110 basis points from the prior-year period primarily due to adding content from lower-yielding tracks and an increase in player incentives.

Contract revenue and equipment sales at United Tote for the six months ended June 30, 2009 declined by 17% to $10.4 million from $12.6 million in the prior-year period, largely due to the weak economy.

For the six months ended June 30, 2009, total cost of revenue was $38.7 million, an increase of 19% compared to the prior-year period, due to an increase in track fees associated with new content.  Contract costs for the six months ended June 30, 2009 decreased to $7.1 million from $7.4 million in the prior-year period.  Gross profit for the six months ended June 30, 2009 declined to $19.9 million compared to $21.3 million in the prior year.

Total operating expenses associated with continuing operations for the six months ended June 30, 2009 decreased $0.5 million to $16.7 million, a 3% decline from the prior-year period.  Research and development costs of $1.7 million were down $0.1 million from the same period in 2008.  Sales and marketing costs of $2.9 million were up $0.5 million, or 20%, from 2008 levels from an increase in sales and marketing personnel and recent initiatives undertaken in relation to new content and customer acquisition activities.  General and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $8.4 million in the six months ended June 30, 2009, a decrease of $0.7 million, or 8%, from the prior-year period.  Depreciation and amortization expense of $3.6 million declined $0.2 million compared to the six months ended June 30, 2008.

EBITDA from continuing operations for the six months ended June 30, 2009 was $7.1 million, down from $7.8 million in the prior-year period.

For the six months ended June 30, 2009, income from continuing operations, which includes Youbet Express and United Tote, was $2.6 million, or $0.06 per diluted share, compared to $3.4 million, or $0.08 per diluted share, in the prior-year period.

Liquidity and Capital Resources

As of June 30, 2009, the company had net working capital of $2.6 million, compared to negative working capital of $0.8 million at December 31, 2008.  As of June 30, 2009, the company had $15.5 million in cash and cash equivalents, $4.8 million in restricted cash and $9.9 million in total debt.  Net cash provided by operating activities for the first six months of 2009 was $2.8 million, a $4.7 million decrease from the prior year due to unfavorable working capital fluctuations.  Net cash used in investing activities for the first six months of 2009 was $1.1 million, an increase of $0.5 million from the prior year due to increased expenditures on property and equipment.  Net cash used in financing activities was $2.7 million and was attributable to repayment of debt.

The company has a loan and security agreement that provides for a $5.0 million revolving credit facility and a $10.0 million term loan.  The principal of the term loan is to be repaid in equal quarterly installments of $1.25 million plus interest, and payments commenced on December 31, 2008.  Both the revolving credit facility and the term loan mature on November 30, 2010.  As of June 30, 2009, Youbet owed $6.3 million under the term loan and no amount was outstanding under the revolving credit facility.  Management believes that unrestricted cash on hand and cash generated by operating activities will be sufficient to pay scheduled payments on the term loan and the remaining balance expected to be owed at maturity.

On April 1, Youbet announced that it had modified and extended its stock repurchase program, allowing the company to repurchase up to 10% of its common shares outstanding as of March 31, 2009.  As of August 11, 2009, no repurchases have been made under the new program.

Conference Call Information

The company will host a conference call and webcast today at 5:00 p.m. Eastern time.  Both the call and webcast are open to the general public.

The conference call number is 888-726-2423.  Please call ten minutes in advance to ensure that you are connected prior to the presentation.  Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com).  Please log-on 15 minutes in advance to ensure that you are connected prior to the call's initiation.  Questions and answers will be reserved for call-in analysts and investors.  Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.

Reconciliation of Non-GAAP Financial Measures

This release contains disclosure regarding EBITDA from continuing operations, which is a financial measure that is not calculated in accordance with GAAP.  “EBITDA” is defined as earnings before interest, income taxes, and depreciation and amortization expense.

Youbet.com
Reconciliation of Non-GAAP Financial Measures
EBITDA From Continuing Operations from Income from Continuing Operations
($ in thousands)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Income from Continuing Operations	$1,455	$2,229	$2,636	$3,412
Income tax	341	57	459	76
Net interest expense	184	270	382	555
Depreciation and amortization	1,786	1,972	3,619	3,779
EBITDA from Continuing Operations	3,766	4,528	7,096	7,822

EBITDA by Segment
ADW	$3,116	$3,043	$6,286	$5,755
Totalizator	650	1,485	810	2,067
EBITDA from Continuing Operations	$3,766	$4,528	$7,096	$7,822

Management believes that this non-GAAP financial measure serves as a useful supplemental measure that reflects core business performance.  Management uses EBITDA from continuing operations to evaluate the company's operating performance and as a liquidity measure, and it is among the primary measures used by management for planning and forecasting of future periods. In addition, management uses EBITDA from continuing operations to determine compliance with its debt covenants.  This measure should not be considered as an alternative to net income or as an indicator of our financial performance and may not be comparable to similarly titled measures used by other companies.

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30,	December 31,
	2009	2008
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$15,482	$16,538
Current portion of restricted cash	4,848	4,698
Accounts receivable, net of allowance for doubtful collections of $774 and $541	3,705	3,031
Inventories	1,967	1,937
Prepaid expenses and other	1,417	1,066
	27,419	27,270
Property and equipment, net of accumulated depreciation and amortization of $32,032 and $28,623	14,264	16,218
Intangibles assets, net of amortization of $2,482 and $2,162	4,268	4,588

Other assets	536	804
	$46,487	$48,880

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$8,504	$8,704
Trade payables	6,153	6,484
Accrued expenses	5,149	8,287
Customer deposits	4,767	4,445
Deferred revenues	259	121
	24,832	28,041
Long-term debt, net of current portion	1,363	3,996
	26,195	32,037
Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none issued or outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares, 42,600,305 shares issued	43	43
Additional paid-in capital	136,595	135,732
Accumulated other comprehensive loss	(161)	(129)
Deficit	(113,806)	(116,424)
Less treasury stock, 1,099,335 common shares at cost	(2,379)	(2,379)
	20,292	16,843
	$46,487	$48,880

 Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Commissions	$23,952	$21,792	$47,447	$40,214
Contract revenues	5,501	6,292	9,782	11,463
Equipment sales	65	333	151	498
Other	666	822	1,229	1,575
	30,184	29,239	58,609	53,750
Costs and expenses
Track fees	13,786	10,199	26,850	18,476
Licensing fees	1,343	2,378	2,660	4,476
Network costs	981	983	1,986	1,908
Contract costs	3,842	3,859	7,082	7,395
Equipment costs	40	142	98	230
	19,992	17,561	38,676	32,485
Gross profit	10,192	11,678	19,933	21,265

Operating expenses
General and administrative	4,263	4,983	8,445	9,179
Sales and marketing	1,487	1,160	2,894	2,403
Research and development	800	934	1,703	1,796
Depreciation and amortization, including intangibles	1,786	1,972	3,619	3,779
	8,336	9,049	16,661	17,157

Income from continuing operations before other income (expense) and income tax	1,856	2,629	3,272	4,108

Other income (expense)
Interest income	7	48	33	117
Interest expense	(191)	(318)	(415)	(672)
Other	124	(73)	205	(65)

Income from continuing operations before income tax	1,796	2,286	3,095	3,488
Income tax	341	57	459	76
Net income from continuing operations	1,455	2,229	2,636	3,412

Discontinued operations
Loss from discontinued operations, without tax effect	(2)	(213)	(18)	(622)
Net income	$1,453	$2,016	$2,618	$2,790

Basic income (loss) per share
Income from continuing operations	$0.04	$0.05	$0.06	$0.08
Loss from discontinued operations	0.00	0.00	0.00	(0.01)
Net income	0.04	0.05	0.06	0.07
Diluted income (loss) per share
Income from continuing operations	$0.03	$0.05	$0.06	$0.08
Loss from discontinued operations	0.00	0.00	0.00	(0.01)
Net income	0.03	0.05	0.06	0.07
Weighted average shares outstanding
Basic	41,465,530	41,519,024	41,464,506	41,519,024
Diluted	44,238,133	41,987,398	43,381,685	41,951,478

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)
	Six Months Ended
	June 30,
	2009	2008
Operating activities
Net income	$2,618	$2,790
Loss from discontinued operations	(18)	(622)
Income from continuing operations	2,636	3,412
Adjustments to reconcile income from continuing operations to net cash provided by operating activities, continuing operations
Depreciation and amortization of property and equipment	3,299	3,408
Amortization of intangibles	320	371
Stock-based compensation	775	564
Provision for doubtful accounts receivables	236	575
Increase in operating (assets) and liabilities	(4,390)	(527)
Net cash provided by continuing operations	2,876	7,803
Net cash used in discontinued operations	(27)	(281)

Net cash provided by operating activities	2,849	7,522

Investing activities
Purchase of property and equipment	(1,345)	(607)
Decrease (increase) in restricted cash (other than Players Trust SM)	217	(5)
Other	-	34
Net cash used in investing activities	(1,128)	(578)

Financing activities
Proceeds from the exercise of options	88
Proceeds from debt	-	490
Repayment of debt	(2,833)	(3,528)
Net cash used in financing activities	(2,745)	(3,038)

Foreign currency translation adjustments	(32)	(46)
Net increase (decrease) in cash and cash equivalents	(1,056)	3,860
Cash and cash equivalents at the beginning of period	16,538	6,551
Cash and cash equivalents at the end of period	$15,482	$10,411

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.

Youbet.com, Inc. (NASDAQ: UBET) is a leading domestic online horse racing and horse betting site, the exclusive provider of live horse racing footage and racing results to ESPN.com and CBSSports.com and a leading supplier of totalizator systems to the pari-mutuel industry.  Youbet’s website enables its customers to securely wager on horse races at over 180 racetracks each year worldwide from the convenience of their homes or other locations.  Through its online platform, Youbet offers members real-time wagering, co-mingled track pools, conditional wagering capabilities, high quality live audio/video, up-to-the-minute track information, mobile wagering, race replay library, simultaneous X2 Video multi-race viewing capability and sophisticated ROI-based player analysis tools.  In addition, through its United Tote totalizator systems subsidiary, Youbet provides hardware and software to its track partners, allowing them to process pari-mutuel wagers, issue and pay tickets, and calculate payoff odds.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include the timely development and market acceptance of new products and technologies; Youbet's ability to achieve further cost reductions; Youbet's assessment of strategic alternatives for United Tote, including a possible sale, as to which there can be no assurance of success; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be legal in jurisdictions where Youbet currently operates; the limitation, conditioning, or suspension of any of Youbet's licenses; increases in or new taxes imposed on wagering revenues; the adoption of future industry standards; the loss or retirement of key executives; Youbet's ability to meet its liquidity requirements and maintain its financing arrangements; and general economic and market conditions; as well as the risks and uncertainties discussed in Youbet's Form 10-K for the year ended December 31, 2008, and in Youbet's other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

# # #
CONTACT:

Youbet.com, Inc.                                          Integrated Corporate Relations
Jeffrey Grosman                                           William Schmitt (Investors)
818.668.2384                                                  203.682.8200